Exhibit 99.1

ContraVir’s Cyclophilin Inhibitor CRV431 Potently Inhibits Essential Pathway in Hepatitis B

EDISON, N.J., Dec. 8, 2016 /PRNewswire/ — ContraVir Pharmaceuticals, Inc. (CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, today provided new insights into the mechanism of action of its hepatitis B (HBV)-optimized cyclophilin inhibitor CRV431, showing that it effectively blocks a critical interaction between HBV X protein (HBx) and host cyclophilin A, with nanomolar potency.  CRV431 is believed to be the first antiviral drug with the potential to selectively block the HBx pathway, which is known to play several significant roles in HBV infection including protecting infected liver cells from immune destruction, and promoting the development of liver cancer.

HBx is a multifunctional viral protein known to be essential for HBV replication and for the maintenance and progression of chronic HBV disease. HBx is involved in the production and secretion of key viral proteins, such as HBsAg and HBeAg. HBx further disables host factors that restrict the production of HBV and other viral products, including covalently closed circular DNA (cccDNA) which is key to the persistence of chronic HBV infection. ContraVir’s recent in vitro studies indicate that CRV431 blocks the interaction between HBx and cyclophilin A, which is required for HBx to function fully.

Importantly, HBx is required early in the viral life cycle and works “upstream” of other classes of anti-HBV drugs.  CRV431 therefore could potentially interrupt several essential pathways enabling development of a curative combination with other HBV treatments.  CRV431 has demonstrated synergistic activity in vitro with ContraVir’s tenofovir prodrug CMX157, currently in Phase 2 clinical trials.

“Identifying this exciting mechanism of action for CRV431 places ContraVir at the very forefront of HBV research, with a compound that can effectively target the HBx pathway,” said James Sapirstein, CEO of ContraVir.  “Further development of this novel compound, and ultimately layering it on top of CMX157 and potentially other HBV drugs, dovetails with our overall development strategy which is focused on finding a functional cure for HBV.  The pathogenic effects of HBx are many, and we would therefore expect the anti-HBx activity of CRV431 to be equally robust.  We will continue to work on characterizing the activity of CRV431 and its impact on HBx and HBV within our company, and through our peers in North America and Europe.”

Philippe Gallay, Ph.D., Professor at The Scripps Research Institute, who conducted the in vitro study, commented, “HBx and its involvement in the pathogenesis of HBV is widely supported by the scientific literature, and its importance as a high-value drug target was highlighted at the recent joint HBV conference hosted by the American Association of the Study of Liver Diseases (AASLD) and the European Association for the Study of the Liver (EASL).  However, until now, we hadn’t confirmed the ability of an antiviral drug to bind to a specific ligand of HBx — cyclophilin A.  CRV431 may therefore be unique as a small molecule drug that selectively targets the function of HBx and thus has the potential to repress, among other things, cccDNA transcription, which has exciting implications about its potential to significantly inhibit HBV when used together with complementary antivirals.  We are proud to lead this cutting edge research by continuing to advance CRV431.”

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The Company is developing two novel anti-HBV compounds with complementary mechanisms of action: CMX157, a highly potent analog of the successful antiviral drug tenofovir currently in Phase 2a, which has demonstrated the potential for low, once a day dosing compared to Viread® and decreased systemic exposure, thereby potentially reducing renal and bone side effects; and CRV431, a next generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. ContraVir is also developing Valnivudine ™ (formerly FV-100), an orally available nucleoside analogue prodrug for the treatment of herpes zoster, or shingles, in a Phase 3 clinical trial. In addition to direct antiviral activity, Valnivudine™ has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study. For more information visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2016 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028

Tiberend Strategic Advisors, Inc.
Joshua Drumm, Ph.D. (investors)
jdrumm@tiberend.com; (212) 375-2664

Claire LaCagnina (media)
clacagnina@tiberend.com; (212) 375-2686